Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2020 relating to the financial statements of Willis Towers Watson PLC, appearing in the Current Report on Form 8-K of Aon PLC filed on May 12, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, PA
May 12, 2020